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                                  EXHIBIT 23.2

The Board of Directors and Stockholders
EDGAR Online, Inc.
Norwalk, Connecticut


We hereby consent to the use in the Prospectus constituting a part of this Registration Statement (Amendment No. 2 to Form S-2 No. 333-114044) of our report dated February 2, 2004, relating to the consolidated financial statements and financial statement schedule of Edgar Online, Inc., which is contained in that Prospectus, and to the incorporation in the Prospectus by reference of our report dated February 2, 2004, relating to the consolidated financial statements and schedule of EDGAR Online, Inc. appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2003.


We also consent to the reference to us under the caption "Experts" in the Prospectus.



/s/ BDO Seidman, LLP
New York, New York
May 21, 2004